Questions and Answers
ELECTION OF DIRECTORS
DIRECTORS’ MEETINGS AND STANDING COMMITTEES
DIRECTOR COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHARE OWNERSHIP INFORMATION
EXECUTIVE COMPENSATION
PERFORMANCE COMPARISON
JOINT REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
MISCELLANEOUS

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material under Rule 14a-12.

La-Z-Boy Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

LA-Z-BOY INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Monday, July 31, 2000

Time:	11:00 a.m., Detroit time

Place:	La-Z-Boy Incorporated Auditorium 1314 North Telegraph Road Monroe, Michigan

To our shareholders:	Monroe, Michigan June 30, 2000

      We invite you to attend our 2000 annual meeting of shareholders at the time and place shown above. The only business we expect to conduct at the meeting is electing three directors for three-year terms expiring in 2003.

      We are mailing this notice and the accompanying proxy statement and proxy card to our shareholders on or about June 30, 2000. We also are enclosing a copy of our 2000 Annual Report, which contains financial statements for the fiscal year ended April 29, 2000.

      Only shareholders of record at the close of business on June 23, 2000 will be entitled to vote at the meeting.

      Whether you plan to attend the meeting in person or not, please date, sign, and return the enclosed proxy card in the accompanying envelope. Even though you sign and return the proxy card, you may still vote your shares in person by revoking the proxy at the meeting.

BY ORDER OF THE
BOARD OF DIRECTORS

James P. Klarr, Secretary

2000 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

Questions and Answers

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you at the upcoming annual meeting in the way that you want to vote. You also may choose to abstain from voting. The proxy card enclosed is being solicited by La-Z-Boy’s board of directors.

Q:	What is the purpose of this annual meeting?

A:	At the annual meeting, shareholders will elect three directors for three-year terms expiring in 2003. The board’s nominees are Patrick H. Norton, Frederick H. Jackson, and Helen O. Petrauskas. (See pages 4.) We do not expect any other business will be brought up at the meeting, but if it is, the persons named in the proxy will have authority to vote on it as they see fit.

Q:	Who is entitled to vote?

A:	Only record holders of our common shares at the close of business on the record date, June 23, 2000, are entitled to vote at the annual meeting. Each common share has one vote.

Q:	How do I vote?

A:	Sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement. Your shares also will be voted on any other business that comes before the meeting. (See page 3.)

Q:	Can I vote by telephone or on the Internet?

A:	Yes. If you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy card.

If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet.

Q:	Can I change my vote after I have voted?

A:	A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary to request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet, to ensure that all your shares are voted.

Q:	What makes up a quorum?

A:	There were 61,077,211 common shares outstanding on the record date for the meeting. A majority of those shares present or represented by proxy at the meeting makes a quorum. A quorum is necessary to conduct the meeting.

Q:	How does the voting work?

A:	Directors will be elected by plurality vote. This means that the nominees receiving the highest through third-highest numbers of votes will be elected, regardless of the total number of votes cast or withheld.

You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. If you vote by telephone or on the Internet, follow the instructions attached to the proxy card.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the record date may attend.

Q:	Where is La-Z-Boy’s principal executive office?

A:	1284 North Telegraph Road, Monroe, Michigan 48162.

ELECTION OF DIRECTORS

       Our board of directors is divided into three classes, two consisting of three directors each and one consisting of four directors. Directors in each class serve for three-year, staggered terms. The terms of the three directors in one of the classes expire at this year’s annual meeting, so three directors will be elected at the meeting. The three directors elected will serve until our annual meeting of shareholders in 2003.

      Under the applicable Michigan corporate law, directors will be elected at the meeting from among those persons duly nominated by a plurality of votes cast. This year, the nominees who receive the highest through third-highest numbers of votes will be elected, regardless of the number of votes that for any reason, including abstention or withholding of authority, are not cast for the election of those nominees.

      We know of no business to be presented at the meeting other than the election of directors and routine procedural matters. However, if any other matters are properly presented to the meeting, the persons named in the enclosed form of proxy will vote on them as they think best.

      The board’s director nominees are two of the three current directors whose terms are scheduled to expire at the meeting and Ms. Petrauskas. All of the nominees have consented to serve if elected. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

      Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years.

Director Nominees For Terms To Expire In 2003

[NORTON PHOTO]	Patrick H. Norton, age 78 Director since 1981 • Our Chairman of the Board since October 1997 • Formerly, our Senior Vice President Sales and Marketing • Director of Culp, Inc.

[JACKSON PHOTO]	Frederick H. Jackson, age 72 Director since 1971 • Our Executive Vice President Finance and Chief Financial Officer since October 1997 • Formerly, our Vice President Finance

[PETRAUSKAS PHOTO]	Helen O. Petrauskas, age 56 First term nominee
• Vice President Environmental and Safety Engineering of Ford Motor Company
• Director of Sherwin-Williams Company
• Director of MCN Energy, Inc.
• Member of Advisory Board — Center for Risk Analysis, Harvard School of Public Health
• Member of Board of Directors of Environmental Law Institute

Directors With Terms Expiring In 2002

[KISER PHOTO]	Gerald L. Kiser, age 53 Director since 1997
• Our President and Chief Operating Officer since October  1997
• Formerly, our Executive Vice President and Chief Operating Officer (April — October 1997), Vice President-Operations (May 1996 — April 1997), and Vice President of Engineering and Development (May 1995 — April 1997)
• Director of Monroe Bank & Trust

[WEAVER PHOTO]	John F. Weaver, age 83 Director since 1971
• Vice Chairman of the Board of Monroe Bank & Trust from April 1997 until retirement in December 1999
• Formerly, Executive Vice President and a director of Monroe Bank & Trust
• Serves on Compensation Committee (Chair) and Audit Committee

[JOHNSTON PHOTO]	James W. Johnston, age 61 Director since 1991 • Self-employed financial and business consultant and private investor • Serves on Committee on the Board

[LEVY PHOTO]	H. George Levy, M.D., age 50 Director since 1997
• Doctor of Otolaryngology
• Chairman and CEO of USI, Inc. (e-commerce, consulting, Web design, and systems integration)
• CEO and Founder of Enduenet, Inc. (Web based e-learning, business to business, physician practice enhancement) since 1996
• Director of Michigan Trust Bank
• Director of Telenetics Inc.
• Serves on Committee on the Board (Chair), Compensation Committee, Compensation Subcommittee, and Audit Committee

Directors With Terms Expiring In 2001

[HARDY PHOTO]	Gene M. Hardy, age 63 Director since 1982 • A consultant to us since retirement from our employ in April 2000 • Formerly, our Treasurer and Secretary

[HEHL PHOTO]	David K. Hehl, age 53 Director since 1977
• Principal in the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C.
• Serves on Audit Committee (Chair), Compensation Committee, and Compensation Subcommittee

[LIPFORD PHOTO]	Rocque E. Lipford, age 61 Director since 1979
• Principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C. and its predecessor partnership
• Director of Monroe Bank & Trust
• Serves on Committee on the Board, Audit Committee, and Compensation Committee

Director Not Standing For Re-Election

       Mr. Lorne Stevens, who worked for us for over 40 years until retiring in April 1988 as Vice President of Manufacturing, has served on our board since 1972. Mr. Stevens is the other current director whose term of office expires at the annual meeting. As he leaves us, all directors and management would like to take this opportunity to thank him most sincerely for his many years of dedicated service to La-Z-Boy and for the invaluable advice and counsel he consistently has provided during his tenure on the board.

[STEVENS PHOTO]

DIRECTORS’ MEETINGS AND STANDING COMMITTEES

       During fiscal 2000, our board of directors held nine meetings. Each director attended at least 75% of the total number of board meetings and meetings of board committees on which he served that were held during the fiscal year.

      The standing committees of the board include an Audit Committee, a Compensation Committee, a governance committee called the Committee on the Board, and a subcommittee of the Compensation Committee, informally referred to as the Compensation Subcommittee. We provide more information about each of them below.

Audit Committee (2 meetings in fiscal 2000)

•	Assists the board in fulfilling its responsibility to oversee management’s conduct of the financial reporting process.

•	Oversees management (which is responsible for preparing financial statements) and the outside auditor (which is responsible for auditing them), but does not provide any expert or special assurance about financial statements or any professional certification of the outside auditor’s work.

•	Common recurring activities:

—	Reviews audited financial statements with management and the outside auditor.

—	Reviews interim financial statements with the outside auditor.

—	Discusses quality and adequacy of internal controls with management and the outside auditor.

—	Annually requests from the outside auditor a written statement of relationships between the auditor and La-Z-Boy as provided in Independence Standards Board Standard Number 1, discusses with the outside auditor any relationships disclosed and their impact on the auditor’s independence, and recommends that the board take appropriate action in response to the report to satisfy itself of the auditor’s independence.

•	Carries out the other functions specified in the Audit Committee charter adopted by the board last May. (This charter complies with the rules of the New York Stock Exchange and the SEC. We will present it in full in the proxy statement for next year’s annual meeting, which also will include a report from the Audit Committee.)

Compensation Committee (3 meetings in fiscal 2000)

•	Recommends to the board the cash and other remuneration of officers (except under plans administered by the Compensation Subcommittee) and the remuneration of directors.

•	Administers our cash incentive compensation plan for employees.

Compensation Subcommittee (3 meetings in fiscal 2000)

•	Administers our stock-based employee incentive plans.

•	Composed entirely of directors who are both “non-employee directors” under SEC Rule 16b-3 and “outside directors” under Internal Revenue Code Section 162(m) regulations.

Committee on the Board (1 meeting in fiscal 2000)

•	Identifies, evaluates, and recommends to the board candidates for its slate of director nominees for election by shareholders or appointment to fill vacancies on the board. In addition to considering prospective candidates identified by the committee’s own members or referred to it by other board members, management, or outside sources, the Committee on the Board will consider candidates recommended by shareholders. (For information on how to propose a candidate to the Committee on the Board and on the requirements for a shareholder’s own nomination of a director, see “Director Nominations and Shareholder Proposals for Next Annual Meeting” on page 23.)

•	Considers and makes recommendations to the board on other matters relating to the board’s practices, policies, and procedures and on the size, structure, and composition of the board and its committees.

•	Assesses whether the professional experience and expertise of the individual directors or proposed directors, in light of the overall mix of experience, expertise, and independence among the directors, will enable the board to assist in developing long term strategic and financial goals and monitoring our progress toward achieving them.

•	Considers director succession planning and the application of policies pertaining to tenure on the board.

DIRECTOR COMPENSATION

       Directors who also are our employees receive no additional compensation for serving on the board. Directors who are not our employees receive:

     Cash Compensation

•	$20,000 annual cash retainer.

•	$750 attendance fee for each board meeting and board committee or subcommittee meeting attended, including telephonic meetings.

     Options

•	On first becoming a director, a 30-day option on 4,500 common shares at a 75% discount from the market price of the shares.

•	At the beginning of each fiscal year while still a director, a similarly discounted 30-day option on 600 common shares.

•	Transfer of shares acquired by option exercises is restricted while a director remains on the board.

Arrangements with Gene Hardy

      In connection with his retirement as our employee, Mr. Hardy entered into consulting arrangements with us for the period from May 1 to July 31, 2000. Under these arrangements, he is to receive $1,400 per working day, payable monthly. We may ask Mr. Hardy to consult with us from time to time after July 31, 2000. If we do, he will be entitled to compensation at the same rate per day unless we agree on a different rate. Mr. Hardy also will receive retirement benefits on the same terms and conditions as other executive retirees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2000 all Section 16(a) filing requirements were complied with in a timely fashion.

SHARE OWNERSHIP INFORMATION

       Under the applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right sometimes also is considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares.

      The tables below provide information about beneficial owners of our common shares at the record date for the annual meeting, based on those SEC rules. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners

Name and Address	Number of Shares	Percent of Class

Monroe Bank & Trust Monroe, Michigan 48161	12,492,399	20.453%

•	Monroe Bank & Trust is the only over 5% beneficial owner of our common shares that we know of. The reported shares are held in various trusts of which Monroe Bank & Trust is the trustee or a co-trustee. As a trustee, it has sole or shared dispositive and/or voting power over all of the reported shares. 581,500 of the reported shares are held by Monroe Bank & Trust as sole trustee of a trust for the benefit of participants in our employee profit-sharing plan.

Security Ownership of Executive Officers, Current Directors, and Nominees

Name	Number of Shares	Percent of Class

Gene M. Hardy	146,836	*

David K. Hehl	25,572	*

Frederick H. Jackson	502,048	*

James W. Johnston	991,960	1.624%

Gerald L. Kiser	114,309	*

H. George Levy	7,800	*

Rocque E. Lipford	13,500	*

Patrick H. Norton	137,511	*

Helen O. Petrauskas	-0-	*

Mark A. Stegeman	100	*

Lorne G. Stevens	39,219	*

John F. Weaver	12,300	*

All as a group (12 persons)	1,991,155	3.260%

*	less than 1%

•	For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or will become exercisable within 60 days of the date of this proxy statement are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual group member only the optioned shares held by that group member are treated as outstanding. The table includes the following numbers of optioned shares:

Shares Covered by Options

Mr. Hardy	48,540

Mr. Jackson	74,875

Mr. Kiser	59,550

Mr. Norton	86,101

•	The table also includes the following numbers of shares owned by a named person’s wife, beneficial ownership of which is disclaimed by the named person:

Shares of Spouse

Mr. Hardy	51,330

Mr. Hehl	5,616

Mr. Jackson	2,400

Mr. Johnston	156,210

Mr. Lipford	2,400

•	Shares shown in the table for Messrs. Jackson, Hardy, and Weaver do not include the 581,500 shares held in our profit-sharing plan trust. These gentlemen act as an informal committee that from time to time has made investment recommendations to Monroe Bank & Trust, the trustee. The trustee has sole voting and investment power over the shares in the trust, and while it has followed the informal committee’s recommendations in the past, it has no obligation to do so.

EXECUTIVE COMPENSATION

Summary Information

      The table below provides summary information for the past three fiscal years concerning the compensation of each of our fiscal 2000 executive officers.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation

				Awards	Payouts

				Incentive	Long-Term
				Stock	Incentive
				Option	Plan	All Other
		Salary	Bonus	Grants	Payouts	Compensation
Name and Principal Position	Year	$	$	#	$	$

Gerald L. Kiser	2000	350,020	148,597	26,000	221,663	81,212
President (since October 1997;	1999	336,200	290,907	27,600	122,119	40,331
previously Executive VP) and COO	1998	294,524	133,139	28,800	54,133	66,751

Patrick H. Norton	2000	316,227	133,998	26,000	221,663	77,801
Chairman of the Board	1999	303,848	262,322	27,600	234,844	78,280
(since October 1997; previously Senior VP Sales & Marketing)	1998	292,499	131,318	28,800	121,569	71,189

Frederick H. Jackson	2000	315,929	133,998	26,000	221,663	77,908
Executive VP Finance & CFO	1999	303,852	262,322	27,600	234,844	78,354
(since October 1997; previously VP Finance)	1998	292,453	131,318	28,000	121,569	71,246

Gene M. Hardy	2000	167,500	49,591	8,250	78,546	44,585
Secretary (until mid-May 2000) and	1999	158,900	95,473	9,000	67,635	46,387
Treasurer (until mid-June 2000)	1998	156,300	54,060	9,750	33,259	45,358

•	Amounts listed under “Salary” and “Bonus” include, where applicable, amounts electively deferred by a named executive under our matched retirement savings plan, a 401(k) plan.

•	We have adjusted the option grants reported above to reflect the three-for-one split of our common shares that occurred on September 14, 1998.

•	Amounts reported under “Bonus” for Messrs. Kiser and Hardy do not include mandatory bonuses paid each year due to their participation in our personal executive life insurance program. Those bonuses, and amounts akin to partial tax “gross ups” related to those bonuses, are included for each executive under “All Other Compensation.”

•	Amounts reported under “Long-Term Incentive Plan Payouts” relate to performance awards under our performance plan, which is more fully discussed under “Long-Term Incentive Compensation Target Awards” on page 14. We make these awards in common shares or 30-day options on common shares. The amounts reported are the numbers of shares or options we granted multiplied by the NYSE closing price for our common shares on the grant dates and reduced, where applicable, by option exercise prices.

•	The fiscal 2000 and prior year amounts reported under “All Other Compensation” for Messrs. Kiser and Hardy also include amounts related to their participation in the personal executive life insurance program. Under that program, a participating employee receives supplemental life insurance intended to provide benefits to the employee after his retirement and/or to a beneficiary upon his death. A participating employee is not eligible to receive further contributions for his account under the profit-sharing plan or our supplemental executive retirement plan (which are not currently taxable to the employee) but does receive an annual bonus (which is currently taxable) in an amount equal to the amount of premiums payable by him during the year on his insurance policy under the program plus an additional 32% of that premium amount, which has the effect of partially reimbursing the employee for the taxes payable on the bonus. In fiscal 2000, the program-related bonuses (including tax gross ups) were $72,398 for Mr. Kiser and $33,000 for Mr. Hardy. Under certain limited circumstances, some or all of the tax gross up portions of the program-related bonuses would be repayable out of policy proceeds, but we consider repayment in most cases to be a remote possibility at best.

•	We pay a portion of Mr. Kiser’s premiums on his policy under the executive life insurance program. The fiscal 2000 amount reported under “All Other Compensation” for Mr. Kiser includes $51,090 as the estimated value to him of the premium portion we paid for that year, and the fiscal 1999 and 1998 amounts reported for him as “All Other Compensation” also include estimated value amounts for life insurance premiums we paid. The full amount of these paid premiums is repayable to us — generally at the later of seven years after purchase of the policy or retirement, but also upon death or other termination of employment if that were to occur earlier. We have calculated the estimated amounts as if the payments were advanced to Mr. Kiser on an interest-free basis from the time they were paid until May 2004 (the seventh anniversary of the policy issuance date). Depending on the time at which he actually leaves our employ, the actual value he ultimately receives from these premium payments may be significantly less or significantly more than the amounts estimated.

•	Amounts reported under “All Other Compensation” also include amounts allocated for named executives to our supplemental executive retirement plan and/ or our profit-sharing plan, earnings credited to them under the supplemental plan, and the cash value at date of contribution of matching contributions made for their accounts under our matched retirement savings plan, which we made in the form of common shares. A breakdown of these amounts for fiscal 2000 is provided below.

Amounts allocated to		Earnings credited on retirement
supplemental and/or profit-sharing plan:		balances under supplemental plan:

Gerald L. Kiser	$-0-	Gerald L. Kiser	$7,336

Patrick H. Norton	47,183	Patrick H. Norton	29,145

Frederick H. Jackson	47,183	Frederick H. Jackson	29,014

Gene M. Hardy	-0-	Gene M. Hardy	10,125

Contributions under
matched retirement savings plan:

Gerald L. Kiser	$1,479

Patrick H. Norton	1,474

Frederick H. Jackson	1,712

Gene M. Hardy	1,460

      We have not included our cost of providing perquisites or other personal benefits to named executives in the table above. For each year reported and each named executive, that cost did not exceed $50,000 or, if less, 10% of the executive’s salary and bonus.

Option Grants

      The table below reports on stock options granted to executive officers during fiscal 2000 and the potential realizable value of those grants, assuming stock price appreciation rates of 5% and 10% annually over the five-year term of the options. The 5% and 10% rates of appreciation used in the table are not intended to forecast possible future actual appreciation, if any, in our stock price.

      All options reported in the table are options on common shares granted under our stock option plan for employees. Some of the options qualify as incentive stock options under the Internal Revenue Code, and the rest are non-qualified stock options. Normally, the options become exercisable in 25% increments on the first through fourth anniversaries of grant and, once exercisable, remain exercisable through the fifth anniversary of grant. However, in the event of a grantee’s death or retirement at or after age 65 (or earlier with our consent), each of the grantee’s options would become immediately exercisable in full and continue to be exercisable for one year or, if earlier, until the option’s scheduled expiration date. (Mr. Hardy’s retirement was consensual.) In addition, under the agreements described under “Change in Control Agreements” on page 16, if a change in control were to occur, each then outstanding option granted to a named executive would become exercisable in full. Termination of an executive’s employment under any circumstances other than those described above would cause all of his options to terminate immediately.

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total	Exercise
	Options	Options Granted	or Base
	Granted	to Employees	Price	Expiration
Name	(#)	in Fiscal Year	($/SH)	Date

Gerald L. Kiser	26,000	1.8261	23.750	7/26/04
Patrick H. Norton	26,000	1.8261	23.750	7/26/04
Frederick H. Jackson	26,000	1.8261	23.750	7/26/04
Gene M. Hardy	8,250	.05794	23.750	7/26/04

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at Assumed
	Annual Rates of Stock Price
	Appreciation for Option Terms ($)

	5% Per Year		10% Per Year

	Price		Price
	Per	Aggregate	Per	Aggregate
	Share	Value	Share	Value
Name	($/SH)	($)	($/SH)	($)

Gerald L. Kiser	6.56	170,604	14.94	376,990
Patrick H. Norton	6.56	170,604	14.94	376,990
Frederick H. Jackson	6.56	170,604	14.94	376,990
Gene M. Hardy	6.56	54,134	14.94	119,622

Options Exercised and Held

      The table below provides information about stock options executive officers exercised in fiscal 2000 and the value of the remaining options they held at the end of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying	Value of Unexercised
	Shares		Unexercised Options at	In-the-Money Options
	Acquired	Value	Fiscal Year End	at Fiscal Year End
	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	#	$	#	$

Gerald L. Kiser	7,140	110,224	45,750/65,000	169,409/56,606

Patrick H. Norton	25,920	367,740	72,301/68,599	315,093/76,176

Frederick H. Jackson	11,226	71,098	61,075/68,599	253,116/76,176

Gene M. Hardy	0	0	43,650/0	115,158/0

•	The “Value Realized” column above reports the amount an executive would have realized if he had sold the shares acquired on the exercise date, without taking brokerage commissions into account. Amounts reported are based on the NYSE closing market price of our common shares on the exercise date, minus the exercise price.

•	“In-the-Money” amounts are based on the NYSE closing market price of our common shares at the end of fiscal 2000 ($15.6875), minus the exercise price.

Long-Term Incentive Compensation Target Awards

      Under our performance plan, before or early in each fiscal year, employees selected by the Compensation Subcommittee may be granted contingent target awards the potential payouts on which are linked to achievement by the end of a three-year cycle, consisting of that and the next two fiscal years, of performance goals established by the Subcommittee when the target awards are granted. All performance awards under this plan are structured as options to purchase or outright grants of our common shares. For each recipient of a target award, the maximum performance award potential, which is awarded after the end of the cycle if all performance goals are achieved, is a grant of shares equal to four times the base number of shares established for that target award. The minimum potential performance award, for achievement of only one performance goal during the cycle, is a 30-day option to purchase the base number of shares at 50% of their fair market value at date of grant of the target award.

      Early in fiscal 2000, the Compensation Subcommittee granted target awards to performance plan participants, including all executive officers, named in the Summary Compensation Table, for the performance cycle ending April 27, 2002, and it established four uniform financial goals for those awards. The goals related to sales growth, earnings before income taxes, operating profit margin, and return on total capital. We provide more information about the target awards to executive officers in the table below.

Long-Term Incentive Plan
for Performance Period Ending April 27, 2002

	Base Number	For One	For Two	For Three
Name	of Shares	Goal	Goals	Goals	For All Goals

Gene M. Hardy	1,033	1,033	2,065	3,099	4,130
Frederick H. Jackson	3,250	3,250	6,500	9,750	13,000
Gerald L. Kiser	3,250	3,250	6,500	9,750	13,000
Patrick H. Norton	3,250	3,250	6,500	9,750	13,000

•	Numbers reported under “For One Goal” are the numbers of shares that would become subject to 30-day option if only one performance goal is achieved.

•	Numbers reported under “For Two Goals” are the numbers of shares that would become subject to 30-day option if two performance goals are achieved. The per share exercise price for each option would be 25% of the fair market value of a common share at the date of grant of the target awards.

•	Numbers reported under “For Three Goals” are the numbers of shares that would be awarded, in the form of an outright grant, if three performance goals are achieved.

•	Numbers reported under “For All Goals” are the numbers of shares that would be awarded, in the form of an outright grant, if all performance goals are achieved.

      Under the terms of the performance plan, if a target award grantee’s employment terminates due to death, or if his employment terminates due to disability or retirement with our consent and the terminated employee dies before the end of the performance cycle, his estate administrator may elect to receive a performance award before the end of the cycle. If the election is made, the estate would receive either a 30-day option on the number of shares shown in the “For Two Goals” column, as if two performance goals had been met, or an outright grant of the same number of shares, depending on whether employment terminated during the first or second half of the performance cycle. Termination of a grantee’s employment due to death, disability, or consensual retirement otherwise has no effect on outstanding target awards, but termination for any other reason automatically cancels the awards.

      The holder of a target award also will be deemed automatically to have earned and been granted a performance award equal to an outright grant of the number of shares reported under “For All Goals” if a person or group becomes an acquiring person or certain changes in the composition of the board occur while the target award is outstanding. The same effect also will result if, while there is an acquiring person, other significant transactions specified in the plan should occur, unless the transaction has been approved by a majority of directors who were board members before the acquiring person became an acquiring person.

Change in Control Agreements

      We have change in control agreements currently in effect with some employees, including all executive officers named in the Summary Compensation Table except Mr. Hardy. The employees eligible for change in control agreements are selected by the Compensation Committee. The full board has approved each agreement. Each agreement provides that if the covered employee is terminated, other than for cause, disability, death, or retirement, within three years after a change in control of La-Z-Boy Incorporated, that person will be entitled to receive a lump sum severance payment equal to three times his annualized salary and three times the average bonus amount paid to him in the previous three years. The covered employee also would be entitled to continuation of employee welfare benefit payments and reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement following a change in control. In consideration of these obligations, each covered employee has agreed to remain in our employ during the pendency of any proposal for a change in control. Each agreement expires December 31, 2000 but automatically is renewed for an additional one-year period unless either party gives the other 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Related Party Transactions

      Palm Beach Furniture Company. This company has been a La-Z-Boy dealer since 1991. Since December 1996, it has been 100% owned by Frederick Jackson’s wife, Jeanne C. Jackson, and before that time, it was 50% owned by their son, Frederick H. Jackson III. The younger Mr. Jackson has managed Palm Beach since it commenced operations.

      In August 1999, Palm Beach took over the operations of three La-Z-Boy Furniture Galleries in southeast Florida that we previously had taken over from a dealer we terminated—two on premises leased from third parties and one on premises we own. During fiscal 2000, Palm Beach paid to us or on our behalf a total of $302,000 in rent under pass-through subleases of the two leased premises and a lease of the premises we own. In May 2000, our board of directors approved terms for continuing arrangements with Palm Beach for the operation of these galleries.

      We lease one of the locations from a third party under a triple net lease that expires on December 31, 2011 and requires rental payments of $100,000 per year. Palm Beach subleases these premises from us on a pass-through basis. Before Palm Beach took over operations at this location, we spent approximately $290,000 for leasehold improvements. Palm Beach has agreed to repay us for these expenditures with simple interest at the rate of 7% per annum from August 1, 1999, payable in eight annual installments of principal and interest beginning August 1, 2000.

      Late in April 2000, the business that had been operated at the other leased location moved to a new location we lease from a different third party. The new lease is a triple net lease with an initial term that expires on February 1, 2005 and options to renew for up to

15 more years. Base rent is $242,800 per year for the initial term, with higher rent if the options are exercised. Palm Beach operates the La-Z-Boy Furniture Gallery there under an agreement that is the economic equivalent of a pass-through sublease. (For the privilege of operating the gallery as an independent business, Palm Beach has agreed to be responsible for all of our obligations under our lease.) We spent approximately $621,000 for leasehold improvements to the new premises, $400,000 of which Palm Beach has agreed to repay to us with simple interest at the rate of 7% per annum from May 1, 2000, payable in eight annual installments of principal and interest beginning May 1, 2001.

      We lease the location that we own to Palm Beach under a triple net lease that requires rental payments of $221,000 per year. The initial term of this lease runs until August 1, 2004, and Palm Beach has an option to renew for five more years at the same rent. Palm Beach has an option to buy the property from us at any time during the lease term for its fair market value, as determined by averaging two independent appraisals obtained no more than 90 days before Palm Beach exercises the option. If Palm Beach exercises the option before August 1, 2001, it will be entitled to a credit toward the purchase price in an amount equal to the rent it has paid under the lease, up to a maximum of one year’s rent. If requested by Palm Beach, we will finance the purchase price over ten years, with principal and simple interest at the rate of 8% per annum amortized over 20 years and a balloon payment due at the end of the ten-year term. Palm Beach’s payment obligations would be secured by a first mortgage on the property.

      Kevin Norton. Kevin Norton, the son of Patrick Norton, is an independent sales representative for La-Z-Boy residential products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 90 other residential sales representatives.

      Mitch Kiser. Mitch Kiser, the son of Gerald Kiser, is an independent sales representative for Kincaid products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 40 other Kincaid sales representatives.

PERFORMANCE COMPARISON

       The graph below shows the return for our last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 29, 1995 in our common shares, in the New York Stock Exchange Index, and in a peer group comprised of the following publicly traded furniture industry companies: Bassett Furniture, Bush Industries, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Pulaski Furniture, Rowe Companies, and Stanley Furniture. The stock performance of each company in the peer group has been weighted according to its relative stock market capitalization for purposes of arriving at group averages.

Assumes $100 Invested on April 29, 1995

Assumes Dividends Reinvested
Fiscal Year Ended April 29, 2000

[Graph]

Company/Index/Market	1995	1996	1997	1998	1999	2000

La-Z-Boy Incorporated	$100.00	$114.45	$125.66	$213.14	$231.30	$194.19

Peer Group	100.00	128.21	166.17	322.35	264.15	215.55

NYSE Index	100.00	129.17	155.65	219.05	245.24	251.82

JOINT REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the board and its Compensation Subcommittee determine the compensation of executive officers and of other senior executives. The Subcommittee is charged with administering the stock-related employee plans in which executive officers may participate. The Compensation Committee determines all executive officer compensation not assigned to the Subcommittee.

      This is a joint report by the Subcommittee and the Committee on the policies they followed and the decisions they made for fiscal 2000. The Subcommittee provides information about decisions made by the Subcommittee only. The Committee provides all other information.

Compensation Philosophy

      La-Z-Boy’s executive compensation programs are premised on the conviction that the interests of executives should be closely aligned with those of shareholders. We believe that to further that objective a substantial portion of the aggregate potential compensation of executive officers should be directly and materially linked to operating performance. Consequently, we place a significant portion of each executive’s total compensation at risk and link it to the accomplishment of specific results intended to benefit shareholders in both the short and long terms. Since achievement of performance objectives over time is a primary determinant of share price, we weight executive compensation heavily on the basis of performance and achievement of these goals. This performance orientation:

•	Motivates executives to improve overall performance and profitability by rewarding them when specific, measurable results have been achieved.

•	Further encourages accountability through incentive awards based on performance and contribution toward short and long term goals.

•	Compensates executives well in years when corporate performance has been superior, which permits us to attract and retain the talent La-Z-Boy needs to lead and grow its business, and compensates them below competitive benchmarks in years of below average performance.

•	Supports business goals and direction and specifically links executive and shareholder interests through equity-based compensation plans.

•	Maximizes growth-driven financial performance, balancing appropriately short and long term goals.

Compensation Plan Overview

      For years, our practice has been to review the executive compensation programs of furniture manufacturers, including peer group companies, and other manufacturing companies of similar size whose executives have similar responsibilities and operations. Often, we also review analyses of compensation data and recommendations presented by a compensation consultant retained to assist us in our deliberations. We did not do this for fiscal 2000, however, because a very comprehensive study had been undertaken for us late in fiscal 1998 by Frederic W. Cook & Co., and we decided that the findings in that study were conservative in light of developments in the industry since the time it was prepared and that Cook’s recommendations were still viable for fiscal 2000.

      The scope of Cook’s review included base salary, annual bonus, long-term incentives, and special benefits for La-Z-Boy’s top four officers. All competitive comparisons were made against a group of 17 furniture manufacturing companies (including, where available, companies in the peer group shown in the performance comparison on page 18). Overall, Cook deemed La-Z-Boy’s executive compensation program generally complete, in line with competitive practices, and reasonable versus the comparison group, given La-Z-Boy’s relative size and performance. Consistent with Cook’s recommendations for fiscal 1999, the Compensation Committee decided with respect to Messrs. Kiser and Norton and the other named executives for fiscal 2000 to increase base salaries and maintain the target cash bonus opportunity under the management incentive plan, and the Subcommittee decided to grant stock options and target awards under the performance plan according to Cook’s guidelines.

      The chief components of La-Z-Boy’s executive compensation program are salary, annual cash incentive bonuses, and long-term incentives utilizing stock-based awards. The Subcommittee made all decisions about stock-based awards for fiscal 2000. The Compensation Committee made all other decisions about fiscal 2000 compensation of executive officers. In making those decisions, both the Compensation Committee and the Subcommittee considered the components identified above as a whole and sought to balance the total compensation package between the more stable salary portion and the “at risk” incentive portions, so that a substantial percentage of the total potential compensation of each executive would be dependent on the achievement of short and long term strategic goals and increases in the value of La-Z-Boy’s common shares. Information about other factors bearing on particular components of fiscal 2000 executive compensation is provided below. Except where noted below, we determined the 2000 salary, bonus, and long-term incentive awards for Messrs. Kiser and Norton based on the same policies and after consideration of the same factors that we applied to the other executive officers.

Salary

      We set the fiscal 2000 salaries of all executive officers toward the beginning of the fiscal year after reviewing Cook’s study. Consistent with those recommendations, we increased the salaries of Messrs. Kiser and Norton by 4.1% and the salaries of the other executive officers between 3.9% and 5.4%. We did not make any further adjustments to executive officers’ salaries during the year.

Short-Term Incentive Awards

      Under La-Z-Boy’s management incentive plan, a cash bonus plan, the Compensation Committee annually establishes short term performance criteria and the weightings for the various criteria at the start of the fiscal year. The award paid after fiscal year end is based on actual results compared to the established performance targets. For fiscal 2000, the maximum award opportunities established were 100% of salary for Messrs. Kiser, Norton, and Jackson and 70% of salary for Mr. Hardy. The performance criteria for fiscal 2000 were improvement in sales revenue and pretax income. One-third of the potential payout after year end was based on sales revenue, and two-thirds was based on pretax income.

      For fiscal 2000, La-Z-Boy’s consolidated sales revenue, excluding the LADD, Bauhaus, and Alexvale acquisitions, increased 10.7% over fiscal 1999, and La-Z-Boy’s pretax income for fiscal 2000 increased 23.0% over fiscal 1999. Based on these achievements and on the sliding scale of performance goals established early in the year, we awarded each named executive, including Messrs. Kiser and Norton, a cash incentive bonus equal to the fiscal 2000 total reported for him under “Bonus” in the Summary Compensation Table. We determined the amounts of those incentive bonuses based solely on the performance for the fiscal year using the system described above.

      In addition to their cash incentive bonuses under the management incentive program, Messrs. Kiser and Hardy received the additional fiscal 2000 cash bonuses discussed after the Summary Compensation Table, due to their participation in the personal executive life insurance program.

Long-Term Incentives

      Stock-based awards are an important component of executive compensation because they particularly link executive compensation to the maximization of shareholder value. For fiscal 2000, we used both awards under the stock option plan and awards under the performance plan to further these objectives. Awards under La-Z-Boy’s restricted share plan also were available for that purpose, but consistent with the practice followed in prior years, the Subcommittee decided not to make any grants under that plan to any executive officer or any other employee eligible to participate in the performance plan.

      When considering the fiscal 2000 grant of options to executive officers under the stock option plan, the Subcommittee primarily was concerned with achieving an appropriate balance between stock-based awards and the other components of their compensation for the fiscal year. Toward that end, the Subcommittee relied on the Cook survey data concerning the practices in this area followed by other companies (including companies in the peer group shown in the performance comparison on page 18, as well as other potential competitors for executives) and Cook’s recommendations for achieving comparable allocation results in fiscal 1999. In addition, the Subcommittee considered the compensation opportunity that had been afforded executives early in fiscal 2000 through the grant of target awards under the performance plan and the availability of the performance plan for future grants of target awards to executive officers. Based on those factors, the Subcommittee determined to grant incentive stock options on 4,211 common shares and nonqualified stock options on 21,789 common shares to Mr. Kiser, incentive stock options on 6,349 common shares and nonqualified stock options on 19,651 common shares to Mr. Norton, and incentive and/or nonqualified stock options on an aggregate 34,250 common shares to the other executive officers.

      We awarded the performance awards under the performance plan reported as 2000 long-term incentive plan payouts in the Summary Compensation Table after the close of fiscal 2000 for the three-year performance cycle then ended. The Subcommittee had established four performance goals for each of those target awards, and after the end of the cycle the Subcommittee determined that all four had been achieved. Accordingly, since each executive officer had received a target award for the cycle, each received a performance award of common shares equal to four times the base number of shares reflected in his target award.

The Compensation Committee
John F. Weaver, Chairman
David K. Hehl*
Rocque E. Lipford
H. George Levy, M.D.*

*	Members of the Compensation Subcommittee

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

       Each current member of the Compensation Committee and the Compensation Subcommittee served throughout fiscal 2000. No one other than the current members served on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 2000.

      The law firm of Miller, Canfield, Paddock and Stone, P.L.C., in which Rocque E. Lipford is a principal, provides us with legal services and has done so for many years.

MISCELLANEOUS

Independent Accountants

      Our financial statements for fiscal 2000 were audited by the firm of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting, will have an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to answer appropriate questions that may be raised by shareholders at the meeting. At the recommendation of the Audit Committee, the board of directors has reappointed PricewaterhouseCoopers LLP as independent accountants for the current year.

Director Nominations and Shareholder Proposals for Next Annual Meeting

      If you would like to recommend a director candidate for consideration by the Committee on the Board, you should send your recommendation to the Secretary, who will forward it to the Committee. If you would like your recommendation to be considered for director nominations at the annual meeting of shareholders to be held in calendar 2001, you should submit it no later than May 2, 2001. Your recommendation should include a description of your candidate’s qualifications for board service, your candidate’s consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting you and the candidate for more information.

      If you would prefer to nominate a director candidate at the meeting yourself, our bylaws require that you notify us of your intention to do so no later than May 2, 2001. Your notice must include your nominee’s name, age, residence and business address, and principal occupation, the number of common shares beneficially owned by the nominee, and all other information about the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.

      If you would like to submit a proposal for inclusion in our proxy materials for the calendar 2001 annual meeting, you must submit it to us no later than February 26, 2001. Even if a proposal is submitted by that date, we will have the right to omit it if it does not satisfy the requirements for inclusion under SEC Rule 14a-8.

      Any shareholder proposal for the calendar 2001 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to us on or before May 16, 2001. Proxies for that meeting may confer discretionary authority to vote on any untimely proposal without express direction from the shareholders giving the proxies.

      Any shareholder proposal or nomination should be sent to our principal offices in Monroe, Michigan, addressed to the attention of the Secretary.

Costs of Proxy Solicitation

      We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing and mailing this proxy statement and accompanying documents.

      Please execute and return the accompanying proxy so that your shares may be voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan

June 30, 2000

      We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 29, 2000 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC through the SEC’s Web site at www.sec.gov.

ANNUAL MEETING OF SHAREHOLDERS of

LA-Z-BOY INCORPORATED

July 31, 2000

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS                         [                                  ]

\/ Please Detach and Mail in the Envelope Provided \/

             Please mark your
A | X |   votes as in this
             example.

		FOR all nominees listed to right	WITHHOLD Authority to vote for all nominees listed to right

1.	ELECTION OF DIRECTORS.	[ ]	[ ]	Nominees: Patrick H. Norton Frederick H. Jackson Helen O. Petrauskas	2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)	This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all director nominees listed.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark, sign, date and return the proxy card using the enclosed envelope.

SIGNATURE	DATE	SIGNATURE	DATE

SIGNATURE SHOULD AGREE WITH NAME(S) ON STOCK CERTIFICATE	SIGNATURE IF HELD JOINTLY

NOTE: When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

LA-Z-BOY INCORPORATED	PROXY

      The undersigned hereby appoints Gerald L. Kiser and Patrick H. Norton, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan, July 31, 2000 at 11:00 o'clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

(Continued and TO BE SIGNED on other side)